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                                   AGREEMENT

THIS AGREEMENT is made effective as of this 10 day of June, 1999, by and between GLOBAL CYBER SPORTS.COM, INC. ("GLOBAL" or "Seller"), a Utah corporation, having its principal place of business at 4400 North Federal Highway, Suite 210, Boca Raton, Florida 33441 and TOUCH-IT NEVADA, INC. ("Touch-it" or "Purchaser"), a Nevada corporation, with reference to the following facts:


                                  WITNESSETH:

    WHEREAS, a merger occurred between STARPLAN. LTD, and TOUCH-IT, INC. A Utah corporation, on or about February 26, 1999; and

    WHEREAS, the suriviving corporation was TOUCH-IT, INC.a Utah corporation;
and

    WHEREAS, TOUCH-IT, INC., a Utah corporation changed its name to GLOBAL CYBER SPORTS.COM, INC.; and

    WHEREAS, GLOBAL desires to sell all of the assets and liabilities which TOUCH-IT, INC. Had prior to the merger; and

    WHEREAS, TOUCH-IT NEVADA, INC. desires to obtain all of the assets and liabilities which TOUCH-IT, INC. had prior to the merger;

    NOW, THEREFORE, in reliance upon the foregoing facts and in consideration of the mutual agreements hereinafter set forth, the parties agree as follows:

    1. SALE: The Seller shall sell to the Purchaser as is, where is, the equipment, inventory, name "TOUCH-IT ", customer lists, contracts,supplier lists owned by the Seller and the goodwill of the business as a going concern, all as more specifically enumerated in the attached Exhibit "A", and referred to hereinafter as the "Assets".

    2. PURCHASE PRICE: The purchase price shall be One Hundred Dollars ($100
US).

    3. REPRESENTATIONS BY SELLER: The Seller warrants and represents the following:

    A. It is the owner of and has good and marketable title to all the Assets.

    B. To its knowledge, it has complied with all laws, rules and regulations of the city, state and federal governments.




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    C. It has paid all Social Security, withholding, sales, income and unemployment insurance taxes to the city, state and federal governments to date which would become a lien on the Assets.

    D. Seller has not entered into any contract or other agreement, whether oral or written, that will be binding upon Purchaser.

    E. There are no judgments, liens, actions or proceedings pending against it in any court.

    F. Seller is a corporation, duly organized and validly existing and in good standing under the laws of Utah, has all requisite power and authority to consummate the transactions contemplated by this Agreement, and has, by proper corporate proceedings, duly authorized the execution and delivery of this Agreement and the consummation of all transactions contemplated herein.

    4. COVENANTS OF SELLER: The Seller covenants with the Purchaser as follows:

    A. The Bill of Sale, in the form attached hereto as Exhibit "B", and instruments of assignment to be delivered at the closing will transfer all of the Assets enumerated in the attached schedule, and will contain the usual warranties and affidavit of title. After closing, Seller shall execute and deliver to Purchaser such other instruments of conveyance and transfer and take such further action as Purchaser shall reasonably request in order to convey to Purchaser absolute title to the Assets, or any of them.

    B. The business of the Seller will be conducted up to the date of closing in accordance with all laws, rules and regulations of the city, state and federal governments.

    C. All Social Security, withholding, sales, income and unemployment insurance taxes to the city, state and federal governments will be paid or provided for up to the date of closing.

    D. The Seller, up to the date of closing, will operate and maintain its business in the regular course, will not violate any contract connected with the business and will not remove any stock-in-trade (except as it may be consumed in the regular course of business).

    All representations and warranties made by the Seller shall be true at closing and shall survive the closing and the execution and delivery of any document or instrument in connection therewith.

    5. REPRESENTATIONS BY PURCHASER: The Purchaser warrants and represents the following:

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    A. Purchaser has inspected and is familiar with the premises, the physical condition of the Assets and the financial condition of the business being sold hereunder.

    B. Purchaser is a corporation, duly authorized and validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to consummate the transactions contemplated by this Agreement and has by proper corporate proceedings duly authorized the execution and delivery of this Agreement and the consummation of all transactions contemplated herein.

    C. Purchaser hereby agrees to be responsible for all of the liabilities which were held by Touch-It, Inc. a Utah corporation at the time of the merger, on or about February 26, 1999.

    6. EXPENSES: During the period of time between the merger, on or about February 26, 1999, and the date of this Agreement certain expenses have been expended on behalf of GCSC by the representatives of the original Touch-It, Inc., a Utah corporation or its shareholders. As part of the closing documents for this closing all reasonable and necessary expenses (such as audits, travel and telephone) will be reimbursed .Touch-It, Inc. is required to submit an itemized request for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

    7.      CLOSING:

A. The closing shall take place at the office of Global Cyber Sports.Com Inc. commencing at 1:00 p.m.

B. At the closing, the parties shall execute the following documents and take the actions hereinafter described:

(1) Seller shall execute and deliver a Bill of Sale conveying title to the Assets being sold herein to the Purchaser.

(2) Purchaser shall pay the cash required.

    8. STOCK OPTIONS: Seller hereby agrees to give to Purchaser the option to purchase N/A shares of stock in GCSC at $ N/A share for a period of one year.

    9. FURTHER ASSURANCES: The parties hereto agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

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    10.       ARBITRATION: Any controversy or claim arising out of or
relating to this agreement or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof, is invalid, illegal, or otherwise voidable, shall be submitted to arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof provided, however, that this clause shall not limit GLOBAL's right to obtain any provisional remedy, including, without limitation, injunctive relief, from any Court of competent jurisdiction, as may be necessary in GLOBAL's sole judgment, to protect its rights. The situs of arbitration proceedings shall be that city nearest Ogden, Utah, which has an American Arbitration Association office.

    11. NOTICE: Any notices to be given hereunder by any party hereto to any other party hereto may be effected by personal delivery, In writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing above. Notice shall be deemed effective upon receipt.

    12. N0 WAIVER OF RIGHTS: All waivers hereunder must be made in writing and failure by any party hereto at any time to require any other party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

    13. SEVERABILITY: The parties hereto expressly agree and contract that it is not the intention of either of them to violate any public policy, statutory or common laws, rules, regulations, treaties, or decisions of any government or agency thereof, If any paragraph, sentence, clause, word, or combination thereof in this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision of any jurisdiction, such paragraph, sentence, word, clause, or combination thereof shall be inoperative in each such jurisdiction and the remainder of this Agreement shall remain binding upon the parties hereto in each such jurisdiction and the Agreement as a whole shall be unaffected elsewhere.

    14. ATTORNEY'S FEES: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees incurred in this action or proceeding in addition to any other relief entitled to.

    15. SUBJECT HEADINGS: The subject headings of the articles, paragraphs and subparagraphs of this Agreement are included solely for purposes of consequence and reference only, and shall not be deemed to explain, modify, limit, amplify, or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

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    16.     DUPLICATE COPIES: This Agreement may be executed in duplicate copies and each duplicate copy shall constitute an original instrument, but all such separate copies shall constitute only one and the same instrument.

    17. LAW TO GOVERN: The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of applicable to agreements negotiated, executed and performed in Florida.

    18. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the utilization of Bloom by GLOBAL and contains all of the covenants and agreements among the parties with respect to such utilization in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any other party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or, binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  GLOBAL CYBER SPORTS.COM, INC.


                                By: /s/ Terry L. Reed
                                   --------------------------



                                                              Attest


                                                              Terry
                                                              L.
                                                              Reed,
                                                              Presi
                                                              dent

                                                              Secre




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                                                                tary

                                TOUCH-IT NEVADA. INC.

                            By:/s/Paul C. Wakefeild
                               ------------------------------
                                Paul C. Wakefield, President

Attest:    [SIG]
       -----------------

                                                                Secre
                                                                tary